Frascona, Joiner, Goodman and Greenstein, P.C.

4750 Table Mesa Drive, Boulder, CO 80305

Ph: 303-494-3000

Fax:  303-494-6309

August 14, 2008

Board of Directors

DNA Systems, Inc.

Rm 2213-14, 22nd Floor,

Jardine House, 1 Connaught Place

Central, Hong Kong

Gentlemen:

We have acted as your counsel in the preparation of this Registration Statement Form S-1/A (the “Registration Statement”) filed by you with the Securities and Exchange Commission covering 200,000 shares of Common Stock of DNA Systems, Inc. (the “Stock”).  In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostactic copies.

Based upon the foregoing, we are of the opinion that the Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm’s name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

This opinion is expressed with respect to the laws of the state of Nevada, including the relevant statutory provisions, all applicable provisions of the Nevada Constitution, reported judicial decisions interpreting those laws, and, to the extent applicable to the foregoing opinion, the federal laws of the United States of America.  This opinion is also limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: /s/Gary S. Joiner